SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
  |_|  Preliminary Proxy Statement                |_|  Confidential, For Use of
  |X|  Definitive Proxy Statement                      the Commission Only (as
  |_|  Definitive Additional Materials                 permitted by Rule
  |_|  Soliciting Material Pursuant to                 14a-6(e)(2)
       Rule 14a-11(c) or Rule 14a-12



                            VALENCE TECHNOLOGY, INC.
===============================================================================
                (Name of Registrant as Specified in Its Charter)


===============================================================================
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X|  No Fee Required

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

===============================================================================
     (2)  Aggregate number of securities to which transaction applies:

===============================================================================
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

===============================================================================
     (4)  Proposed maximum aggregate value of transaction:

===============================================================================
     (5)  Total fee paid:

 ===============================================================================
     |_|  Fee paid with preliminary materials:

===============================================================================
     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

===============================================================================
     (2)  Form, Schedule or Registration Statement No.:

===============================================================================
     (3)  Filing party:

===============================================================================
     (4)  Date filed:

===============================================================================

                            VALENCE TECHNOLOGY, INC.

              -----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              -----------------------------------------------------


TIME.......................   9:00 a.m. Central Time on Tuesday, May 28, 2002

PLACE......................   6504 Bridge Point Parkway, Suite 415
                              Austin, Texas 78730

ITEMS OF BUSINESS..........   (1) To elect five members of the Board of
                              Directors.

                              (2) To transact such other business as may properly come before the Meeting and any adjournment or postponement.

RECORD DATE................   You can vote if, at the close of business on May
                              10, 2002, you were a stockholder of the Company.

PROXY VOTING...............   All stockholders are cordially invited to attend
                              the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed Proxy card.



May 13, 2002                  /S/ STEPHAN B. GODEVAIS
                              --------------------------------------
                              Stephan B. Godevais
                              CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                                       VALENCE TECHNOLOGY, INC.
                                           6504 BRIDGE POINT PARKWAY, SUITE 415
PROXY STATEMENT                                             AUSTIN, TEXAS 78730
-------------------------------------------------------------------------------


These Proxy materials are delivered in connection with the solicitation by the Board of Directors of VALENCE TECHNOLOGY, INC., a Delaware corporation ("Valence," the "Company", "we", or "us"), of Proxies to be voted at our Annual Meeting of Stockholders for the fiscal year 2001 and at any adjournments or postponements.

You are invited to attend our Annual Meeting of Stockholders on May 28, 2002, beginning at 9:00 a.m. Central Time. The meeting will be held at the Company's principal offices at 6504 Bridge Point Parkway, Suite 415 Austin, Texas 78730.

It is anticipated that the 2001 Annual Report and this Proxy Statement and the accompanying Proxy will be mailed to stockholders on or about May 14, 2002.

STOCKHOLDERS ENTITLED TO VOTE. Holders of our common stock at the close of business on May 10, 2002, are entitled to receive this notice and to vote their shares at the Annual Meeting. Common stock is the only outstanding class of securities entitled to vote at the Annual Meeting. As of May 10, 2002, there were 51,692,144 shares of common stock outstanding.

PROXIES. Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by Proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written Proxy card. Your submission of the enclosed Proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. IF YOUR SHARES ARE HELD IN STREET NAME, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE HOLDER OF RECORD IN ORDER TO BE ABLE TO VOTE AT THE MEETING. If you are a stockholder of record, you may revoke your Proxy at any time before the meeting either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed Proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those Proxies. If no instructions are indicated on a properly executed Proxy, the shares represented by that Proxy will be voted as recommended by the Board of Directors.

QUORUM. The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities.

VOTING. Each share of our common stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

ELECTION OF DIRECTORS. The five nominees for director receiving the highest number of votes at the Annual Meeting will be elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

OTHER MATTERS. At the date this Proxy Statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

ITEM 1:    ELECTION OF DIRECTORS
-------------------------------------------------------------------------------


Item 1 is the election of five members of the Board of Directors. In accordance with our Bylaws, the Board of Directors has fixed the number of directors at five.

Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board of Directors proposes the election of the following nominees as directors:

      Carl E. Berg             Lev M. Dawson           Stephan B. Godevais
     Bert C. Roberts          Alan F. Shugart


If elected, the foregoing five nominees are expected to serve until the 2002 Annual Meeting of Stockholders. The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following persons serve as our directors:

DIRECTORS                            AGE        PRESENT POSITION
---------                            ---        ----------------
Carl E. Berg (1)(2)................  64     Director
Lev M. Dawson......................  63     Chairman of the Board and Director
Stephan B. Godevais................  40     Director
Bert C. Roberts (1)................  59     Director
Alan F. Shugart (1)(2).............  71     Director

(1)  Member of the Audit Committee

(2)  Member of the Compensation Committee

The following persons serve as our executive officers:


EXECUTIVE OFFICERS                 AGE          PRESENT POSITION
------------------                 ---          ----------------
Stephan B. Godevais............... 40     President and Chief Executive Officer
Joseph F. Lamoreaux............... 40     Vice President of Small Format Energy Solutions
Kevin W. Mischnick................ 35     Vice President of Finance and Assistant Secretary
Terry Standefer................... 45     Vice President of Worldwide Operations
Roger Williams.................... 54     General Counsel and Assistant Secretary

The following persons are key employees who are not considered executive officers:

KEY EMPLOYEES                      AGE          PRESENT POSITION
-------------                      ---          ----------------
George W. Adamson................. 35    Vice President of Research and Development
David St. Angelo.................. 42    Vice President of Large Format Energy Solutions
Deepak Swamy...................... 38    Vice President of Licensing Operations

Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships between any director and/or any executive officer.

CARL E. BERG. Mr. Berg helped found us and has served on our Board of Directors since September 1991. Mr. Berg is a major Silicon Valley industrial real estate developer and a private venture capital investor. Mr. Berg also serves as the Chairman of the Board, Chief Executive Officer and director of Mission West Properties, Inc., Monolithic Systems, Inc. and Videonics, Inc. Mr. Berg holds a Bachelor of Arts degree in Business Administration from the University of New Mexico.

LEV M. DAWSON. Mr. Dawson rejoined us in December 1997 as our Chairman of the Board, Chief Executive Officer and President. In May 2001, Mr. Dawson resigned as our Chief Executive Officer and President. Mr. Dawson, one of our founders, served as our Chairman of the Board and Chief Executive Officer from its founding in March 1989 until April 1993. Mr. Dawson also served as our President from March 1989 until June 1991. From May 1993 to December 1997, Mr. Dawson was involved in private family companies. From January 1988 to March 1989, Mr. Dawson devoted significant time to the organization of the Company. From May 1978 through January 1988, Mr. Dawson was President, Chairman and Chief Executive Officer of Robinton Products, Inc., a company which manufactured solid-state meters and data retrieval systems for the electric utility industry. Mr. Dawson holds a Bachelor of Science degree in Electrical Engineering from the University of Southwestern Louisiana.

STEPHAN B. GODEVAIS. Mr. Godevais joined us in May 2001 as our Chief Executive Officer, President and a Director. From December 1997 to April 2001, Mr. Godevais served as a Vice President at Dell Computer Corporation where he led Dell's desktop and notebook product lines for consumers and small businesses. During his tenure at Dell, Mr. Godevais launched the company's Inspiron division, growing it into a multi-billion dollar business and introduced the first 15-inch notebook in the industry, sustaining its position as a market leader from 1998 to 2000. Prior to Dell, Mr. Godevais managed Digital Equipment Corporation's notebook business worldwide. From December 1994 to November 1997, Mr. Godevais served in several positions, including General Manager and Vice President, at Digital.

Mr. Godevais also spent ten years at Hewlett Packard Company where he held positions in marketing for various product and field organizations. Mr. Godevais holds a business management degree from the Institut d'Etudes Politiques de Paris.

BERT C. ROBERTS, JR. Mr. Roberts, Jr. originally joined us as a director in 1992 and served until 1993 prior to rejoining us as a director in 1998. Mr. Roberts is Chairman of WorldCom, Inc., a communications company. He was named Chairman and Chief Executive Officer of MCI in 1992, after serving as President and Chief Operating Officer since 1985. Mr. Roberts serves on the boards of News Corporation, Ltd., Johns Hopkins University and CaPCURE. Mr. Roberts holds a Bachelor of Science in Engineering from Johns Hopkins University.

ALAN F. SHUGART. Mr. Shugart joined us as a director in March 1992. Mr. Shugart was the Chief Executive Officer and a director of Seagate Technology, Inc. since its inception in 1979 until July 1998. Mr. Shugart also served as Seagate's President from 1979 to 1983 and from September 1991 to July 1998. Additionally, Mr. Shugart served as Chairman of the Board of Seagate from 1979 until September 1991, and from October 1992 to July 1998. Mr. Shugart currently serves as a director of Sandisk Corporation, Inktomi Corporation and Cypress Semiconductor Corporation. Mr. Shugart holds a Bachelor of Science in Engineering - Physics from the University of Redlands.

JOSEPH F. LAMOREUX. Mr. Lamoreux joined us in July 2001 as our Vice President of Small Format Energy Solutions. From May 1997 to May 2001, Mr. Lamoreux worked at Dell Computer Corporation, where he held several positions, including Director of Notebook Supply Chain Management, Director of Notebook Engineering and Director of Engineering, Inspiron. From May 1997 to January 1999, Mr. Lamoreux served as Director of the Portable PC Division at Compaq Computer Corporation. Mr. Lamoreux holds a Bachelor of Science degree in Mechanical Engineering from North Carolina State University.

KEVIN W. MISCHNICK. Mr. Mischnick joined us in July 2001 as our Vice President of Finance. From November 2000 to March 2001, he served as Vice President of Finance at Car Order, Inc. From March 1997 to October 2000, he served as Vice President of Finance for AMFM Inc. and one of its predecessor companies where he was responsible for all aspects of treasury and cash management systems. During other tenures at AM/FM and one of its predecessor companies, Mr. Mischnick completed multiple public equity and debt offerings and gained significant experience in SEC reporting. From August 1990 to March 1997, he served in various positions at Ernst & Young LLP, including Audit Manager. He is a certified public accountant and holds a Bachelor of Business Administration degree in Accounting from Texas Tech University.

TERRY STANDEFER. Mr. Standefer joined us in August 2001 as our Vice President of Worldwide Operations. From March 1996 to April 2001, Mr. Standefer held several executive positions at Dell Computer Corporation in procurement, manufacturing and new product operations. Prior to his service at Dell Computer Corporation, he spent 13 years at Apple Computer where he managed operations for high volume systems assembly. Mr. Standefer holds a Bachelor of Science in Physics and Math from West Texas State University.

ROGER WILLIAMS. Mr. Williams joined us in April 2001 and serves as our General Counsel. Mr. Williams has been a practicing intellectual property attorney for 27 years, having practiced in both private and corporate positions. Prior to joining us, Mr. Williams was an attorney for the pharmaceutical company, G.D. Searle & Co., and from 1991 to 2001, he served as its Chief Patent Counsel and Associate General Counsel. Mr. Williams has his Juris Doctorate degree from Drake University Law School and a Bachelor of Science in Chemistry from Western Illinois University. He is a member of the California and Indiana Bars.

GEORGE W. ADAMSON. Mr. Adamson joined the Company in December 1999 as Vice President, Research and Development. Prior to joining us, Mr. Adamson was a research scientist with Zinc-Air Power, responsible for all aspects of battery research and development. Mr. Adamson holds a Doctorate in Physical Chemistry from the Massachusetts Institute of Technology and a Bachelor of Science in Chemistry from the University of California at Riverside.

DAVID ST. ANGELO. Mr. St. Angelo joined the Company in September 2001 as Vice President of Large Format Energy Solutions. Prior to joining us, Mr. St. Angelo served as program controller for the Multimedia Systems Division of Motorola during which he steered the definition, design, development and commercialization of the division's advanced set-top box product line. Prior to joining Motorola, Mr. St. Angelo was with Mobil Solar Energy Corporation where he held positions in technology transfer, research and product development. He holds a Bachelor of Science in Chemical Engineering from the University of Massachusetts and a Master of Science in Electrical Engineering from Northeastern University.

DEEPAK SWAMY. Mr. Swamy joined us in July 2001. He serves as our Vice President of Licensing Operations. Prior to joining us, Mr. Swamy was Chief Technology Officer and Business Development Strategist for the PC and Internet Appliance Division of Acer. Additionally, Mr. Swamy led various groups at Dell Computer Corporation, where he was inventor of the year for three years straight; at Supercomputer Systems where he was a systems architect; and, at Nortel Networks Corporation where he was a process engineer. Mr. Swamy holds 28 technology-related U.S. patents with another 14 patents pending, and is a leading industry spokesperson, speaking at recent conferences such as Battery 2000 and IBM CTO Conference 2000. Mr. Swamy holds a Master in Chemical Engineering and is a graduate of the University of Texas Executive Management and Leadership program.


FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES. The Board of Directors held 1 meeting during fiscal 2001 and acted 21 times by unanimous written consent. The Board of Directors has an Audit Committee and a Compensation Committee. It does not currently have a Nominating Committee.

The Audit Committee currently consists of Carl E. Berg, Bert C. Roberts and Alan
F. Shugart. Each of Messrs. Roberts and Shugart is an independent director, as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace Rules. Mr. Berg is a non-employee director and a principal shareholder of the Company from whom the Company receives a significant portion of its working capital through a variety of transactions. Pursuant to the National Association of Securities Dealers' Marketplace Rules, the Board determined that Mr. Berg's relationship with the Company will not interfere with his ability to exercise his independent judgment and, taking into account his extensive business experience and financial acumen, the Board determined that it was in the best interests of the Company and its shareholders that Mr. Berg serve as a member of the Audit Committee. Mr. Berg did not participate in the discussions during which the Board made this determination. The Audit Committee recommends the engagement of our independent public accountants, reviews the scope of the audit to be conducted by the independent public accountants, and periodically meets with the independent public accountants and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls, and reports its recommendations as to the approval of our financial statements to the Board of Directors. The role and responsibilities of the Audit Committee are more fully set forth in a written Charter adopted by the Board of Directors. The Audit Committee held 1 meeting during fiscal 2001.

The Compensation Committee currently consists of Carl E. Berg and Alan F. Shugart. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors regarding executive compensation and is responsible for administering the Company's stock option and executive incentive compensation plans. The Compensation Committee held 1 meeting during fiscal 2001.

All directors attended 75% or more of all the meetings of the Board of Directors and those committees on which he served in fiscal 2001.

DIRECTORS' COMPENSATION. The Company's non-employee directors receive no cash compensation, but are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are employees of the Company do not receive separate compensation for their services as directors, but are eligible to receive stock options under the Company's 2000 Stock Incentive Plan.

Each non-employee director of the Company receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan, which we refer to as the Directors' Plan. Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors' Plan. The plan provides that new directors will receive initial stock options to purchase 100,000 shares of common stock upon election to the Board. The per share exercise price for these initial options will be the fair market value of a share of our common stock on the day the options are granted. These initial options will vest one-fifth on the first and second anniversaries of the grant of the options, and quarterly over the next three years. On each anniversary of the director's election to the Board, the director will receive annual stock options to purchase 100,000 shares less the total amount of unvested shares remaining in the initial options and any annual options previously granted. The per share exercise price for the new options will be the fair market value of our common stock on the day the options are granted. These annual options will vest quarterly over a three year period. A director who had been granted options prior to the adoption of the Directors' Plan will start receiving annual grants on the anniversary date of that director's prior grant. A director who had not received options upon becoming a director received initial stock options to purchase 100,000 shares on the date of the adoption of the Directors' Plan, and thereafter receives annual option grants on the anniversary dates of that grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During the fiscal year ended March 31, 2001, the Compensation Committee consisted of Messrs. Shugart and Berg.

On January 1, 1998, we granted to Mr. Dawson, our Chairman of the Board, non-qualified options to purchase an aggregate of 960,494 shares of our common stock and qualified options to purchase 39,506 shares of our common stock. The exercise price of these options is $5.0625 per share, the fair market value of our common stock on the date of the grant. These options permitted exercise by cash, shares, full recourse notes or non-recourse notes secured by independent collateral. Mr. Dawson partially exercised these options to purchase 960,494 shares on March 5, 1998 with non-recourse promissory notes in the amounts of $3,343,750.88 and $1,518,750, which were secured by the shares acquired upon exercise plus 842,650 additional shares held by Mr. Dawson. As of December 31, 2001, amounts of $4,072,471 and $1,849,739 were outstanding under the notes. Interest from the issuance date of the notes accrues on unpaid principal at the rate of 5.69% per annum, or at the maximum rate permissible by law, whichever is less.

In July 1990, we entered into a loan agreement with Baccarat Electronics, Inc. Baccarat subsequently assigned all of its rights, duties and obligations under that agreement, as the same has been amended from time to time, to Berg & Berg, a company controlled by Carl Berg, a principal stockholder and one of our directors. The loan agreement, as amended, allowed us to borrow, prepay and re-borrow up to $15.0 million under a promissory note on a revolving basis. The loan bears interest at one percent over the interest rate on the lender's principal line of credit each year (approximately 9% at December 31, 2001). Effective December 31, 2001, we further amended the loan agreement to provide that Berg & Berg has no further obligations to loan or advance funds to us under this loan agreement, as amended. As of December 31, 2001, the principal balance and accrued and unpaid interest owing under the July 1990 loan agreement, as amended, totaled $18,024,125. By amendment dated February 11, 2002, Berg & Berg agreed to extend the maturity date of the loan from August 30, 2002, to September 30, 2005.

In fiscal 1998 and 1999, we issued warrants to purchase 594,031 shares of our common stock to Berg & Berg in conjunction with the amended loan agreement described above. The fair value of these warrants, totaling approximately $2,158,679, has been reflected as additional consideration for the loan from Baccarat.

During June 2000, we entered into a private placement funding arrangement with Mr. Berg for an equity investment commitment totaling $12.5 million. On January 13, 2001, we replaced this $12.5 million commitment from Mr. Berg with the acquisition of approximately $30.0 million of assets from West Coast Venture Capital, Inc. consisting of cash and investment equivalent instruments in exchange for approximately 3,500,000 shares of our stock. The investment instruments have maturities that run from less than one year to over ten years. In February 2001, we entered into a loan agreement with Mr. Berg pursuant to which Mr. Berg agreed to provide us with a line of credit in the maximum amount of $20.0 million secured by the investment instruments. The line of credit bears interest at the rate of 8%. All accrued interest and unpaid principal is payable on or before January 31, 2006. As of December 31, 2001, a total of $17,500,000 had been drawn on the line of credit.

In October 2001, we entered into a loan agreement with Berg & Berg. Under the terms of the loan agreement, Berg & Berg agreed to advance us up to $20.0 million between the date of the loan agreement and September 30, 2003. Interest on the loans accrues at 8.0% per annum, payable from time to time, and all outstanding amounts with respect to the loans are due and payable on September 30, 2005. As of December 31, 2001, a total of $9,986,000 had been drawn on this loan agreement. In conjunction with the loan agreement, Berg & Berg received a warrant to purchase 1,402,743 shares of our common stock at the price of $3.208 per share. The warrants were exercisable beginning on the date they were issued and expire on October 5, 2005.

In March 2002, Berg & Berg agreed, subject to execution of definitive documentation, to provide up to $30.0 million in equity capital. Our new agreement with Berg & Berg, which remains subject to execution of definitive documents, will enable us to access up to $5.0 million per quarter (but no more than $30.0 million in the aggregate) in equity capital over the next two years. In exchange for any amounts funded pursuant to this new agreement, we will issue to Berg & Berg restricted common stock at a customary discount to market. We will agree to register any shares we issue to Berg & Berg under this agreement. Berg & Berg's obligation to fund the equity commitment is subject to certain conditions, including, but not limited to, our achievement of operating milestones.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated executive officers whose compensation exceeded $100,000 during fiscal 2001 (the "Named Executive Officers"), information concerning all compensation paid for services to us in all capacities for each of the three years ended March 31 indicated below.


                                                                                      LONG-TERM
                                                                         OTHER       COMPENSATION
                                                  ANNUAL COMPENSATION    ANNUAL         AWARDS
                                      FISCAL      --------------------   COMPEN-     ------------   ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR       SALARY($)   BONUS($)  SATION($)     OPTIONS (#)   COMPENSATION
-----------------------------------   ------     ----------  ---------  ---------    ------------   ------------
Lev M. Dawson......................    2001       282,020        -         -            119,952           -
Chairman of the Board, Chief           2000       293,240        -         -            384,270           -
Executive Officer and President (1)    1999       274,208        -         -               -              -

Roy A. Wright......................    2001       181,739      50,000      -               -              -
Senior Vice President,                 2000       260,871        -         -            150,000           -
Business & Corp. Development (2)       1999        28,846        -         -            275,000           -

Jay L. King........................    2001       161,936        -         -                              -
Vice President and Chief               2000       152,370        -         -             50,000           -
Financial Officer (3)                  1999        -             -         -            200,000           -

Michael W. Mahan...................    2001       150,087        -         -            200,000           -
Senior Vice President, Marketing       2000        -             -         -               -              -
and Licensing (4)                      1999        -             -         -               -              -

---------------------
(1) Mr. Dawson resigned from his positions as Chief Executive Officer and President in May 2001.

(2) Mr. Wright resigned from his positions with the Company effective June 29, 2001.

(3) Mr. King resigned from his positions with the Company effective July 16, 2001.

(4) Mr. Mahan resigned from his positions with the Company effective August 30, 2001.


Effective May 2, 2001, Stephan Godevais joined the Company as Chief Executive Officer and President at a salary of $500,000 per year. Under his employment agreement, Mr. Godevais was granted stock options to purchase an aggregate of 1,500,000 shares of the Company's common stock at an exercise price of $6.52 per share, subject to a four year vesting schedule.

                        OPTION GRANTS IN LAST FISCAL YEAR

The following table shows for the fiscal year ended March 31, 2001, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

                                               INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE VALUE
                     ---------------------------------------------------------------       AT ASSUMED ANNUAL RATES
                                     PERCENT OF TOTAL                                    OF STOCK PRICE APPRECIATION
                                      OPTIONS GRANTED                                         FOR OPTION TERM (2)
                      OPTIONS         TO EMPLOYEES IN     EXERCISE        EXPIRATION     ---------------------------
     NAME            GRANTED (#)      FISCAL YEAR (1)    PRICE ($/SH)        DATE           5% ($)         10% ($)
------------------   -----------     ----------------    ------------    ------------    ----------       ----------
Lev M. Dawson(3)       36,099              2.67%            23.56         04/01/2010       534,927         1,355,610
                       26,274              1.94%            18.44         07/01/2010       304,653          772,052
                       27,917              2.07%            17.25         10/01/2010       302,856          767,496
                       29,662              2.20%             9.31         01/01/2011       173,718          440,235

Roy A. Wright (4)        --                 --                --               --             --               --

Jay L. King(5)           --                 --                --               --             --               --

Michael W. Mahan(6)   150,000             11.10%            15.25         04/26/2010     1,438,596         3,645,686
                       50,000              3.70%            15.19         11/20/2010       477,567         1,210,248

---------------

(1) Based on an aggregate of 1,351,156 options granted to employees in fiscal year 2001.

(2) The potential realizable value is calculated based on the term of the option at its time of grant, 10 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(3) These options vest over 4 years, with 1/16 of the shares vesting each quarter. Mr. Dawson resigned from his position positions as Chief Executive Officer and President in May 2001.

(4) Mr. Wright resigned from his positions with the Company effective June 29, 2001.

(5) Mr. King resigned from his positions with the Company effective July 16, 2001.

(6) Mr. Mahan resigned from his positions with the Company effective August 30, 2001. These options expired 90 days following his resignation.

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR, AND FY-END OPTION VALUES

The following table shows (i) the number of shares acquired and value realized from option exercises by each of the Named Executive Officers during the fiscal year ended March 31, 2001 and (ii) the number and value of the unexercised options held by each of the Named Executive Officers on March 31, 2001:

                                                                                             VALUE OF UNEXERCISED
                                  SHARES                      NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS
                               ACQUIRED ON     VALUE          OPTIONS AT FY-END (#)            AT FY-END ($) (1)
                                 EXERCISE     REALIZED    ----------------------------   ----------------------------
NAME                               (#)          ($)       EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------   -----------    --------    -----------    -------------   -----------    -------------
Lev M. Dawson (2)...........        0            0          207,745         335,983          --               --
Roy A. Wright (3)...........      12,500       71,344       212,500         200,000        11,719            14,063
Jay L. King (4).............        0            0          125,002         124,998         4,688             4,687
Michael W. Mahan (5)........        0            0            4,167         195,833          --               --

-------------

(1) Based on the fair market value of the Company's Common Stock as of March 31, 2001 ($4.5625), less the exercise price of the options multiplied by the number of shares underlying the option.

(2) Mr. Dawson resigned from his positions as Chief Executive Officer and President following the end of the fiscal year.

(3) Mr. Wright resigned from his positions with the Company effective June 29, 2001.

(4) Mr. King resigned from his positions with the Company effective July 16, 2001.

(5) Mr. Mahan resigned from his positions with the Company effective August 30, 2001


EMPLOYMENT AGREEMENTS

Effective January 1 1998, the Company entered into an employment arrangement with Lev M. Dawson pursuant to which the Company retained Mr. Dawson as its Chairman of the Board, Chief Executive Officer and President at an annual salary of $280,000. The Company granted Mr. Dawson an option to purchase 1,000,000 shares of common stock at an exercise price of $5.0625 per share, vesting over a period of eighteen months. The Company agreed to pay Mr. Dawson's relocation expenses. Mr. Dawson resigned as Chief Executive Officer and President of the Company effective May 2001.

Effective May 2, 2001, the Company entered into an employment agreement with Stephan Godevais pursuant to which the Company retained Mr. Godevais as Chief Executive Officer and President at a salary of $500,000 per year. Under his employment agreement, Mr. Godevais was granted stock options to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $6.52 per share, vesting over a period of four years.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of Messrs. Berg, Roberts and Shugart. Mr. Roberts and Shugart are independent directors as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace Rules. Mr. Berg is a non-employee director and a principal shareholder of the Company from whom the Company receives a significant portion of its working capital through a variety of transactions. Pursuant to the National Association of Securities Dealers' Marketplace Rules, the Board determined that Mr. Berg's relationship with the Company will not interfere with his ability to exercise his independent judgment and, taking into account his extensive business experience and financial acumen, the Board determined that it was in the best interests of the Company and its shareholders that Mr. Berg serve as a member of the Audit Committee. Mr. Berg did not participate in the discussions during which the Board made this determination.

The Audit Committee has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the Charter periodically and recommends any changes to the Board of Directors for approval.

 The Audit Committee is responsible for overseeing the Company's overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2001, the Audit Committee:

     - Reviewed and discussed the audited financial statements for the year ended March 31, 2001 with management and Deloitte & Touche, LLP (the "Auditors"), the Company's independent auditors;

     - Discussed with the Auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

     - Received written disclosures and the letter from the Auditors regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with the Auditors their independence.

The Audit Committee also considered the status of pending litigation and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

AUDIT FEES

The aggregate fees billed by the Auditors for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2001, were $160,100.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

No fees were billed by the Auditors for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended March 31, 2001.

ALL OTHER FEES

The aggregate fees billed by the Auditors for services rendered to the Company other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended March 31, 2001, were $275,877.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

Based on the Audit Committee's review of the audited financial statements and discussions with management and the Auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended March 31, 2001 for filing with the SEC.

                                             Audit Committee

                                             CARL E. BERG
                                             BERT C. ROBERTS
                                             ALAN F. SHUGART


REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the "Committee") consists of Messrs. Berg and Shugart, neither of whom is currently an employee or an officer of the Company. It is the responsibility of the Committee to establish and administer the Company's policies governing employee compensation and to administer the Company's employee benefits plans, including the Company's 1990 Stock Option Plan and the 1997 Non-Officer Employee Stock Option Plan, as amended (the "Plans"). The Committee evaluates the performance of management, determines compensation policies and levels, and makes decisions concerning salaries and incentive compensation.

The Company's executive compensation program is designed to attract and retain executives capable of leading the Company in its pursuit of its business objectives and to motivate them in order to enhance long-term stockholder value. Long-term equity compensation also is used to harmonize the interests of management and stockholders. The main elements of the program are competitive pay and equity incentives. Annual compensation for the Company's executive officers historically consists of two elements: cash salary and stock options. The Company does not have a management bonus plan; however, it is expected that as the Company moves from being primarily involved in research and development to being a manufacturing company, the Committee will recommend the institution of a bonus plan as well.

The Committee considers a variety of individual and corporate factors in assessing the Company's executive officers and making informed compensation decisions. These factors include each officer's contributions to the Company, the compensation paid by comparable companies to employees in similar situations, and, most importantly, the progress of the Company towards its long-term business objectives. When determining compensation for executive officers, the Committee looks to the following measures in evaluating the Company's progress: (i) the acquisition and management of capital to allow the Company to complete development and ultimately realize significant revenues,
(ii) the recruitment and retention of officers and other important personnel,
(iii) the progress of the Company's product development program, and (iv) the evolution of manufacturing capability. The factors that are used by the Committee in evaluating the compensation of the Chief Executive Officer are no different from those that are used to evaluate the compensation of other executives.

During the fiscal year 2001, the Committee provided stock option grants to the executive officers of the Company pursuant to the Plans. The exercise price of the option grants was equal to the fair market value of the Company's Common Stock on the date of grant. The executive officers received a total of 319,952 options. The Committee based this determination on the need to provide incentives to the staff in connection with the Company's efforts to commercialize its technology.

Compensation of the Chief Executive Officer is evaluated by the Compensation Committee based on the criteria outlined above for all other executive officers of the Company, including his contributions for the prior year, his success in managing and motivating the Company's employees, and the challenges to be faced in the year ahead, as well as the desire to offer a competitive salary. The Committee has set Mr. Dawson's total annual compensation, including salary and option grants, at a level they believe is competitive with that of other Chief Executive Officers at other companies in the same industry. In addition, Mr. Dawson's salary and option grants were set at a level the Committee believes will properly motivate and retain Mr. Dawson as the Chief Executive Officer of the Company.

For fiscal 2001, the Committee determined that Mr. Dawson's base salary would continue to be commensurate with his responsibilities; he has been paid a salary of $280,000 per year since assuming the position of Chief Executive Officer of the Company on January 1, 1998. Mr. Wright was paid a bonus of $50,000 in fiscal 2001.

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION.
Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year, which is subject to the deduction limit will exceed $1 million. However, the Committee has determined that stock awards granted under the Plans with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

                                           Compensation Committee

                                           CARL E. BERG
                                           ALAN F. SHUGART

PERFORMANCE GRAPH

     The following graph sets forth the percentage change in cumulative total stockholder return of our common stock during the period from March 31, 1996 to March 31, 2001, compared with the cumulative returns of the NASDAQ Stock Market (U.S. Companies) Index, the Chase H & Q Growth Index and the NASDAQ Electronic Components Index. The comparison assumes $100 was invested on March 31, 1996 in our common stock and in each of the foregoing indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
     AMONG VALENCE TECHNOLOGY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
                         THE JP MORGAN H&Q GROWTH INDEX
                   AND THE NASDAQ ELECTRONIC COMPONENT INDEX



                               [GRAPHIC OMITTED]



                                                     Cumulative Total Return
                                   ------------------------------------------------------
                                     3/96      3/97      3/98     3/99     3/00     3/01
VALENCE TECHNOLOGY, INC.            100.0    156.52    114.49   159.42   546.39   105.81
NASDAQ STOCK MARKET (U.S.)          100.0    113.72    168.47   223.66   423.37   169.46
CHASE H & Q GROWTH                  100.0     84.67    123.92   183.44   482.78   188.72
NASDAQ ELECTRONIC COMPONENTS        100.0    177.37    201.02   282.84   841.16   263.19

CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Except as disclosed in this Proxy Statement, neither the nominees for election as directors, our directors or senior officers, nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal 2001, or which is presently proposed.

See "Compensation Committee Interlocks and Insider Participation" for a description of certain transactions between the Company and certain of its officers and directors.

See "Employment Agreements" for a description of certain transactions between the Company and certain of its officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2002, by:

     o    each of the directors;

     o    each of the executive officers;

     o    all directors and executive officers as a group; and

     o all other stockholders known by us to beneficially own more than 5% of the outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 45,570,144 shares of common stock outstanding on March 31, 2002. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Valence Technology, Inc., 6504 Bridge Point Parkway, Suite 415, Austin, Texas 78730.

                                      Beneficial Ownership(1)
                                     -------------------------
                                       Number of    Percent of
Beneficial Owner                       Shares(#)    Total (%)
----------------------------------   ------------   ----------
Carl E. Berg (2)                      6,175,315       13.6%
10050 Bandley Drive,
Cupertino, CA 95014

1981 Kara Ann Berg Trust,             5,045,973       11.1%
Clyde J. Berg, Trustee
10050 Bandley Drive,
Cupertino, CA 95014 (3)

Capital Group International,          3,981,630        8.7%
Inc. (4)
11100 Santa Monica Blvd.
Los Angeles, CA 90025

Lev M. Dawson (5)                     2,406,556        5.3%
6504 Bridge Point Parkway,
Suite 415,
Austin, Texas 78730

Alan F. Shugart (6)                     475,780        1.0%

Bert C. Roberts, Jr. (7)                380,334         *

Stephan B. Godevais (8)                     300         *

Joseph F. Lamoreaux (9)                     300         *


                                    Page 16


Kevin W. Mischnick (10)                     300         *

Terry Standefer (11)                        300         *

Roger Williams (12)                       4,468         *

All directors and executive           9,443,653       20.7%
officers as a group
(9 persons) (13)

*    Indicates less than one percent.
-----------------------
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 45,570,144 shares of common stock outstanding on March 31, 2002, adjusted as required by rules promulgated by the Commission.

(2) Based on information contained in a Schedule 13G filed February 14, 2002. Includes 150,000 shares held directly by Mr. Berg; 241,344 shares issuable upon exercise of options held by Mr. Berg that are exercisable within 60 days of March 31, 2002; 3,083,297 shares held by West Coast Venture Capital, LTD, of which Mr. Berg is the general partner; 409,900 shares and 1,996,774 shares issuable upon exercise of warrants (subject to adjustment) held by Berg & Berg Enterprises, LLC, of which Mr. Berg is the Managing Member; 94,000 shares held by Berg & Berg Profit Sharing Plan U/A 1/1/80 FBO Carl E. Berg Basic Transfer, of which Mr. Berg is the Trustee and 200,000 shares held by Berg Group, LP.

(3)  Based on information contained in a Schedule 13D filed February 22, 2001.

(4) Based on information contained in a Schedule 13G filed February 11, 2002. Capital Group International, Inc. is the parent holding company of a group of investment management companies that hold investment power and voting power over these shares. Capital Guardian Trust Company, a wholly-owned subsidiary of Capital Group International, Inc. and a bank as defined in
     Section 3(a)6 of the Act, is deemed to be the beneficial owner of the 3,981,630 shares of Common Stock as a result of its serving as the investment manager of various institutional accounts.

(5) Includes 1,999,944 shares held by Mr. Dawson, of which 1,803,144 shares are pledged to the Company as collateral for certain promissory notes, and 406,562 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

(6) Includes 202,000 shares held by Mr. Shugart and 273,780 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

(7) Includes 70,000 shares held by Mr. Roberts, 40,000 shares held indirectly through various entities, 7,000 shares held by his spouse and 263,334 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

(8) All shares are issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

(9) All shares are issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

(10) All shares are issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

(11) All shares are issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

(12) All shares are issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

(13) Includes 1,185,020 shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all
Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended March 31, 2001, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Pursuant to SEC rules and regulations, stockholder proposals intended to be included in the proxy materials for the 2002 Annual Meeting must be received by us within a reasonable time before the we begin to print and mail the proxy materials for the 2002 Annual Meeting.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers, LLP, independent public accountants, were selected by the Board of Directors to serve as our independent public accountants for fiscal 2001. On June 8, 2000, PricewaterhouseCoopers, LLP, resigned after determining that they did not meet the requirements for independence in order to audit the Company's consolidated financial statements at March 31, 2000 and March 31, 2001. It came to the attention of PricewaterhouseCoopers that the extent of bookkeeping and payroll services provided by an overseas office of PricewaterhouseCoopers exceeded the amount of such services allowed under the SEC independence policies. The decision to change accountants was not recommended by either our Board of Directors or our Audit Committee. The Board of Directors acknowledged the resignation of PricewaterhouseCoopers and, on June 12, 2000, engaged Deloitte & Touche LLP, as our new independent accountants to audit our consolidated financial statements at March 31, 2000 and March 31, 2001. During the fiscal year ended March 31, 2000, and the subsequent interim period prior to the engagement of Deloitte, Deloitte was not engaged as either the principal accountant to audit our financial statements or of any significant subsidiary, nor had we consulted with Deloitte regarding any of the matters listed in Regulation S-K Items 304(a)(2)(i) or (ii). Deloitte has been selected by the Board of Directors to serve as independent public accountants for fiscal 2002.

SOLICITATION OF PROXIES

It is expected that the solicitation of Proxies will be by mail. The cost of solicitation by management will be borne by us. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.

                                          ON BEHALF OF THE BOARD OF DIRECTORS

                                          /S/ STEPHAN B. GODEVAIS
                                          -------------------------------------
                                          STEPHAN B. GODEVAIS
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER


6504 Bridge Point Parkway, Suite 415
Austin, Texas 78730

                            VALENCE TECHNOLOGY, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of VALENCE TECHNOLOGY, INC., a Delaware corporation (the "Company"), hereby nominates, constitutes and appoints Stephan
B. Godevais and Kevin Mischnick, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on May 28, 2002, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE FOR ALL PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal 1. To elect the Board of Directors' five nominees as directors:

       Carl E. Berg               Lev Dawson            Stephan B. Godevais
      Bert C. Roberts          Alan F. Shugart

          |_| FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)

          |_|  WITHHELD for all nominees listed above

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below:)

     -----------------------------------------------------------------------

     The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.


     The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April __, 2002, relating to the Annual Meeting.

                    Dated:___________________________, 2002

                    Signature:_____________________________

                    Signature:_____________________________
                    Signature(s) of Stockholder(s)
                    (See Instructions Below)

                    The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

          |_| Please indicate by checking this box if you anticipate attending the Annual Meeting.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE



                                    Page 2